SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement and Item 3.02. Unregistered Sales of Equity Securities.

On June 3, 2000, PSMT Caribe, Inc., a British Virgin Islands corporation and wholly owned subsidiary of PriceSmart, Inc. (“PSMT Caribe”), and PSC, S.A., a Panama corporation (“PSC”), entered into an option agreement, as amended on August 28, 2002 (the “Option”), which gave PSC the option to purchase from PSMT Caribe excess real property located in San Pedro Sula, Honduras, Santa Elena, El Salvador, Heredia, Costa Rica, Santo Domingo, Dominican Republic and Zapote, Costa Rica (collectively, the “Properties”). On or about June 26, 2000, PSC exercised the Option and subsequently acquired all of the Properties with the exception of the properties located in Santa Elena and Heredia.

PriceSmart, Inc. (the “Company”) believes that the development of the properties located in Santa Elana, Heredia and Santa Domingo, each of which are located adjacent to certain of the Company’s warehouse clubs in these locations, may be detrimental to the operation of such warehouse clubs. Accordingly, on July 14, 2005, the Company, Inmobiliaria PSMT Nicaragua, S.A., a Nicaragua corporation and subsidiary of the Company (“PSMT Nicaragua”), and PSC entered into a second amendment to the Option and a stock transfer agreement whereby PSC will (i) convey the Santa Domingo property to the Company or a wholly owned subsidiary thereof and (ii) relinquish all of its rights to acquire the properties located in Santa Elena and Heredia that it obtained pursuant to its exercise of the Option as described above. In exchange, the Company will issue to PSC 138,820 shares of its common stock, par value $0.0001 per share (“Common Stock”), valued for such purpose at an aggregate of $1,112,960, and PSMT Nicaragua will cancel certain debt in the aggregate amount of $89,631 owed to it by PSC. The closing is currently scheduled to take place on August 26, 2005. The shares of Common Stock to be issued to PSC will be issued in a private placement pursuant to Rule 506 under the Securities Act of 1933, as amended. PSC has represented to the Company that it is an accredited investor and that the shares of Common Stock received by it will be acquired for its own account and not with a view to any distribution thereof to the public. As of March 31, 2005, PSC owned approximately 3.1% of the Company’s outstanding Common Stock. Further, Edgar A. Zurcher, a member of the Company’s Board of Directors, is a director and 9.1% shareholder of PSC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2005	PRICESMART, INC.

	By:	/s/ ROBERT M. GANS
Robert M. Gans Executive Vice President and General Counsel